Exhibit 99.1
July 22, 2011
Dear Fellow Huntington Shareholder:
We are pleased to report 2011 second quarter net income of $145.9 million, or $0.16 per common share. This represented increases of 15% and 14%, respectively, from the 2011 first quarter performance. This was our sixth consecutive quarterly increase in earnings. As eager as I am to share the performance specifics with you, I want to first share some especially good news and related perspectives on our capital management philosophy.
Common Stock Dividend Increase and Capital Management Discussion
On July 21, 2011, we announced that the board of directors had declared a quarterly common stock cash dividend of $0.04 per common share, up from the prior quarterly dividend of $0.01. The dividend is payable October 3, 2011, to shareholders of record on September 19, 2011.
We are very pleased that our financial strength and performance have improved to the point that enabled us to take this very important action. This is good news for many of you that depend on the dividend for income. It has been a long time getting to this point, and the board and I want to thank you for your patience. Based on the closing stock price of $6.31 on July 20, 2011, the day prior to the announced raise, this new level equates to a dividend yield of 2.5% on an annualized basis.
We recognize that the absolute level of this dividend is below that paid before it was reduced to $0.01 per share in the first quarter of 2009 from $0.1325 per share in the fourth quarter of 2008. As such, those of you who have depended on this for income over the years may wonder when we can return to that previous level. The short answer is not soon. Let me provide some perspective on capital management to help guide expectations.
The primary reason for the lower absolute dividend per share level is that we now have 2.3 times as many shares outstanding. From my earlier letters, you know that since early 2009, we needed to raise significant amounts of new common equity. This reflected the combination of replenishing capital due to poor earnings performance in 2007-2009 and the need to meet new materially higher regulatory capital standards.
Our objective is to be a growth company that generates higher and more stable relative shareholder returns over the long-term. Doing so requires a disciplined and balanced approach to managing capital. In this regard, there are four components: dividends, stock repurchase programs, investing capital to organically grow the business, and acquiring other banks or businesses.

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With regard to dividends, we have established a common stock dividend payout targeted range of 20%-30%. This new dividend level falls within the middle of that range. Over time as earnings grow, it is reasonable to expect dividends to grow also. Yet, given this targeted payout range, we would have to see earnings more than triple current levels to justify a quarterly dividend of $0.1325, assuming no change in the share count.
Stock repurchase programs can also increase shareholder value.
We also view investing capital to organically grow existing business as an important way to use capital to fuel earnings growth and enhance shareholder value. This we have been doing.
The fourth way to use capital is to expand the franchise through acquisitions. While we anticipate participating in the ongoing consolidation of our industry, we will only do so with transactions that create long-term shareholder value.
I hope this discussion has been helpful with regard to our thinking about capital usage alternatives as related to the capital we have today and for what we expect to generate going forward.
Second Quarter Performance Overview
Second quarter results represented our sixth consecutive increase in earnings and show the progress we are making on a number of fronts. This improvement reflected the benefits from a combination of factors such as our conservative view toward addressing credit quality early in the financial downturn, the increasing contribution from strategic investments, improving customer product penetration, and aspects of our “Fair Play” banking philosophy that are gaining traction every day.
As noted above, generating appropriate returns for our shareholders is a key objective. As such, we are also pleased that our return on average assets was 1.11% in the second quarter, our highest level since the first quarter of 2007. This is now at the lower end of our long-term target of 1.10%-1.35%. Our return on average common tangible common equity increased to 13.3%, also our highest level in several years. This is evidence that we are making very good progress on improving Huntington’s overall earnings power and generating improved shareholder returns.
Nevertheless, we can, and expect to, do better. Revenue was below expectations as our balance sheet did not expand as much as envisioned, as explained later. Also, noninterest expense did not decline as much as anticipated.

	2011
	Second	First	Change
(in millions)	Quarter	Quarter	Amount	%
Net interest income	$403.3	$404.3	$(1.0)	(0)%
Provision for credit losses	35.8	49.4	(13.6)	(28)
Noninterest income	255.8	236.9	18.8	8
Noninterest expense	428.4	430.7	(2.3)	(1)

Income before income taxes	194.9	161.2	33.7	21
Provison for income taxes	49.0	34.7	14.2	41

Net income	145.9	126.4	19.5	15

Dividends on preferred shares	7.7	7.7	0.0	0

Net income applicable to common shares	$138.2	$118.7	$19.5	16%

Net income per common share-diluted	$0.16	$0.14	$0.02	14%

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Net income in the second quarter was $145.9 million, up $19.5 million, or 15%, from the 2011 first quarter. Drivers of the increase were an increase in fully-taxable equivalent revenue and declines in the provision for credit losses and noninterest expense.
Net interest income declined slightly, reflecting a 3% annualized decrease in average earning assets and a 2 basis point decline in the fully-taxable equivalent net interest margin to 3.40%. The decrease in average earning assets was driven by a decline in securities and other earnings assets. Partially offsetting this negative impact was a 5% annualized increase in average total loans and leases. Growth in the automobile and commercial and industrial portfolios (C&I) was strong, up 18% and 8% annualized, respectively. The noncore commercial real estate (CRE) portfolio continued its planned decline. The core deposit mix continued to improve. Noninterest-bearing demand deposits and low cost interest-bearing demand deposits grew at annualized growth rates of 26% and 16%, respectively.
Yet net interest income did not grow as much as we thought it would. While we had strong growth in lower-cost deposits, there were few alternatives to invest these funds at an attractive risk-adjusted spread. As a result, we let other higher cost deposits run off rather than retain these deposits and invest these funds in low-return investment securities. We viewed this as a proper tradeoff between generating short-term revenue and maintaining balance sheet and risk discipline. Further, during the second quarter, interest income from hedging derivatives decreased. Our balance sheet remains asset sensitive and is expected to benefit from any measurable upward movement in interest rates.
Noninterest income increased 8%. This reflected increases in services charges on deposit accounts, electronic banking income, as well as an increase market-related gains and capital markets income.
Credit quality continued its improvement as expected. The provision for credit losses declined 28%. During the quarter, net charge-offs fell 41% and nonaccrual loans 3%. The period end allowance for credit losses remained strong at 2.84% of total loans and leases and 181% coverage of nonaccrual loans. This performance reflected well on the actions we took over the last two years to address credit-related issues. Even so, these performance metrics remain elevated compared with historical performance. As such, we expect to see continued declines in nonaccrual loans and net charge-offs with several credit-related performance metrics returning to more normal levels around the middle of next year.
Noninterest expense declined 1%. This was not as much as we expected, as the prior quarter included $17.0 million in additions to litigation reserves. We remain focused on managing expenses from two perspectives. First, we are committed to continuing to make investments in our strategic initiatives designed to grow long-term revenue. The results of investments over the last two years are positively impacting results. Second, we are always looking for ways to do business faster, more efficiently, and better for customers in order to free up resources for continued investments and improve overall operating efficiency. This is very important in an environment of increasing regulatory-related costs. Our long-term objective is an efficiency ratio in the low-to-mid 50% range. Our efficiency ratio in the 2011 second quarter was 63%. So there are opportunities ahead of us to improve our expense performance.
Capital also continued to strengthen as all of our period-end capital ratios improved. In particular, our Tier 1 common risk-based capital ratio improved 17 basis points to 9.92%. This is the ratio that has gained prominence with regulators. The recent international banking Basel III accord sets this ratio minimum at 7.0% with an additional buffer of up to 2.5% for Globally Systemically Important Financial Institutions (GSIFI).
While we are not a GSIFI, the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that any bank with assets over $50 billion be subject to additional scrutiny. U.S. regulators have identified such qualifying banks as Systemically Important Financial Institutions (SIFIs). Huntington, at $53 billion in assets, is at the bottom of the SIFI group. While banks have several years to reach the newly targeted capital levels, most U.S. Banks are expected to reach them much earlier. At this time, it is not known how much our required buffer will be, if any. But we believe our capital ratios at June 30, 3011, are well positioned.

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“Fair Play” Update
Our emphasis on cross sell, coupled with customers increasingly being attracted by the benefits offered through our “Fair Play” banking philosophy with programs such as 24-Hour Grace® on overdrafts and more recently the launch of Asterisk-Free Checking™, and Huntington Plus Checking™, are clearly having a very positive effect. The percent of consumer households with over four products at the end of the 2011 second quarter was 71.3%, up from 69.4% at the end of last year. While this may not sound like much improvement, it is huge when you consider this is calculated on a base that exceeds one million customers. And for the first half of this year, consumer checking account households grew at a 9.9% annualized rate, up from 6.8% for full year 2010.
Expectations
The lack of prospects for meaningful economic improvement, higher interest rates, and wider spreads between short-term and long-term interest rates over the remainder of this year is a challenge. Further, borrower and consumer confidence remain fragile. And while we now have clarity on the amount and timing of the pending reduction in debit card interchange fees, this nevertheless represents a coming reduction in fee income. All of these combined represent meaningful revenue growth headwinds.
Net income is expected to grow from the second quarter level throughout the rest of the year, primarily reflecting modest revenue growth and disciplined expense control.
We believe the momentum we are seeing in loan and low cost deposit growth will continue. This, coupled with a stable net interest margin, should contribute to modest growth in net interest income. Our C&I portfolio is expected to continue to show meaningful growth. We believe period-end balances in our C&I and auto portfolios, which are higher than second quarter average balances, position us for continued growth for these portfolios as we head into the third quarter. We anticipate our total core deposits will increase, reflecting continued growth in consumer households and business relationships. Further, we expect the shift toward lower-cost noninterest-bearing and interest-bearing demand deposit accounts will continue.
Noninterest income is expected to show modest growth in the 2011 second half. The primary driver is expected to be service charge income as the benefits from our “Fair Play” banking philosophy continue to gain momentum commensurate with consumer household growth and increased product penetration. Mortgage banking income will likely show only modest, if any, growth throughout the second half of the year. Electronic banking income in the third quarter is expected to improve from the second quarter levels, though fourth-quarter levels will decline about 50% from the second quarter level as the newly required debit card interchange fee structure will be implemented October 1, 2011. We also expect to see continued growth in the earnings contribution from other key fee income activities including capital markets, treasury management services, and brokerage, reflecting the impact of our cross-sell and product penetration initiatives throughout the company as well as the positive impact from strategic initiatives.
Expense levels are expected to remain relatively stable.
Nonaccrual loans and net charge-offs are expected to continue to decline throughout the year.

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In closing, many of you have commented favorably about this letter’s more abbreviated format introduced last quarter. We appreciate your feedback. As a reminder, if you want a more robust and technical discussion of performance, it is easily available (see note in the box below).
I want to thank you for again allowing me the opportunity to share these views with you. We appreciate your continued support.
Sincerely,
Important Notice: This letter is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 7/21/11 Earnings Press Release, Quarterly Performance Discussion, and Quarterly Financial Review documents and other SEC Filings sections found on the Investor Relations page of the company’s web site (www.huntington.com). For questions please contact Investor Relations (614) 480-5676.
Forward-looking Statement
This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2010 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.